EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES REPORTS DECEMBER SALES

Bensalem, PA, January 5, 2006 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported that total sales for the five weeks ended December 31, 2005 were $396,900,000, an increase of 40% compared to $283,800,000 for the five weeks ended January 1, 2005. The current period’s total sales include sales from Crosstown Traders, Inc. Comparable store sales for Charming Shoppes’ retail store brands increased 5% for the five weeks ended December 31, 2005.

Total sales for the forty-eight weeks ended December 31, 2005 were $2,586,100,000, an increase of 17% compared to $2,207,700,000 for the forty-eight weeks ended January 1, 2005. The current period’s total sales include sales from Crosstown Traders, Inc. since its acquisition on June 2, 2005. Comparable store sales for Charming Shoppes’ retail store brands increased 3% for the forty-eight weeks ended December 31, 2005.

Comparable store sales by retail store brand for the five, nine and forty-eight week periods ended December 31, 2005 were:

	Five Weeks	Nine Weeks	Forty-eight Weeks
	Ended 12/31/05	Ended 12/31/05	Ended 12/31/05
Lane Bryant Stores	+9%	+9%	+4%
Fashion Bug Stores	0%	+1%	0%
Catherines Stores	+13%	+20%	+10%
Total Retail Store Brands	+5%	+7%	+3%

Charming Shoppes’ sales results for December were primarily driven by strong customer response to sales promotions during the final days leading into Christmas, as well as the post-Christmas week. The Company’s plans anticipate flat comparable store sales during January 2006 for the Company’s retail store brands, and comparable store sales increases in the 4% - 5% range for the 4th fiscal quarter ending January 28, 2006. Based on these plans, the Company is reaffirming projections for diluted earnings per share for the 4th quarter in the range of $0.13 - $0.14, which includes projected accretion of approximately $0.07 per diluted share from Crosstown Traders.

On July 7, 2005, Charming Shoppes, Inc. announced that, beginning with the first fiscal quarter ending April 29, 2006, the Company will commence reporting consolidated sales and comparable store sales on a quarterly basis, and will discontinue reporting consolidated sales and comparable store sales on a monthly basis.

For more detailed information on monthly sales, please call 1-866-CHRS-NEWS (1-866-247-7639) to listen to Charming Shoppes, Inc.’s prerecorded monthly sales commentary. This recording will be available until January 9, 2006.

Charming Shoppes, Inc. operates 2,265 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. During the forty-eight weeks ended December 31, 2005 the Company opened 70, relocated 64, and closed 26 retail stores. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to implement the Company’s business plan for entry into the outlet store distribution channel, failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company’s business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955